Exhibit 3.30.1

STATE of DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE of FORMATION

FIRST:           The name of the limited liability company is DeCrane Cabin Interiors, LLC.

SECOND:      The address of its registered office in the State of Delaware is: 2711 Centerville Road, Suite 400, Wilmington DE 19808. The name of its Registered agent at such address is Corporation Service Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of DeCrane Cabin Interiors, LLC this 20th day of December, 2001.

By:	/s/ Stephen A. Silverman
Authorized Person(s)

Name:	Stephen A. Silverman
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